Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Announces Senior Management Changes

SYRACUSE, N.Y. — August 25, 2022 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) announced two senior management changes.

Joseph F. Serbun, President, Retail Banking, of the Company and its wholly-owned subsidiary, Community Bank, N.A. (the “Bank”), has decided to retire after more than 14 years of service. Mr. Serbun joined the Bank in January 2008 as Vice President and Commercial Team Leader, and was named to the executive management committee in 2010. Since 2010, he has served in important senior management roles including Chief Credit Officer, Chief Banking Officer, and President, Retail Banking, playing an instrumental role in the Bank’s growth and success. Mr. Serbun will retire from his position effective as of September 30, 2022.

Mark E. Tryniski, the President and Chief Executive Officer (“CEO”) of the Company and the Bank commented, “Joe has served as an important leader of the Bank and the Company and has been responsible for shaping our culture and growth for the past 14 years. We will miss Joe and wish him the best in his retirement.”

In addition, the Company announced that it has promoted Dimitar Karaivanov to Executive Vice President and Chief Operating Officer of the Company and the Bank effective October 1, 2022. Mr. Karaivanov has served as Executive Vice President of Financial Services and Corporate Development since joining the Company in June 2021. In his role as Chief Operating Officer, Mr. Karaivanov will have oversight responsibilities for all banking, wealth management, employee benefit services, and insurance operations and related business activities.

Mr. Tryniski commented, “I am excited to announce the appointment of Dimitar Karaivanov as the Company’s Chief Operating Officer. Since joining the Company, Dimitar has brought fresh ideas and innovative thinking to his role as the Executive Vice President of Financial Services and Corporate Development. Dimitar has effectively led the Company’s mergers and acquisition strategy and reshaped the Company’s wealth management, employee benefit services, and insurance business units. Through this appointment, he will begin to focus his attention on our banking operations in order to optimize our core business with a focus on increased revenue growth.”

Community Bank System, Inc. operates over 220 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $15.4 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “will,” “anticipate,” “expect,” “intend,” “estimate,” “target,” and words of similar import. Forward-looking statements are not historical facts but instead express only management’s current beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. The following factors, among others listed in Company’s Form 10-K and Form 10-Q filings, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. The Company does not assume any duty to update forward-looking statements.